Exhibit 10.2

TESSCO TECHNOLOGIES INCORPORATED

RESTRICTED STOCK AWARD

THIS RESTRICTED STOCK AWARD (this “Award”) is made as of the 22nd day of March 2022 (the “Grant Date”), by and between TESSCO TECHNOLOGIES INCORPORATED, a Delaware corporation (the “Company”), and DOUGLAS REIN (“Grantee”).

EXPLANATORY STATEMENT

Grantee has served as an Officer of the Company and entered into a letter agreement of even date herewith (the “Letter Agreement”) in connection with his orderly transition into retirement. The Letter Agreement modifies and amends that certain Severance and Restricted Covenant Agreement dated as of February 2, 2009 (“Original Agreement”) by and between the Company and Grantee. Pursuant to the Letter Agreement, the Company agreed to grant and issue to Grantee, pursuant to the Company’s 2019 Stock and Incentive Plan, as amended from time to time (the “Plan”), twenty-four thousand six hundred seventy-one (24,671) shares of the Company’s common stock, par value $0.01 per share, which is being issued subject to the restrictions and conditions set forth in this Award.

This Award is granted pursuant to the Plan, which is incorporated herein by reference for all purposes. The Grantee acknowledges receipt of a copy of the Plan and agrees to be bound by all of the terms and conditions hereof and thereof, and all applicable laws and regulations. Capitalized terms used herein and not otherwise defined shall have the meaning ascribed thereto in the Plan.

NOW, THEREFORE, in consideration of the mutual promises set forth below, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, and to evidence the grant of and to set forth the terms and conditions governing the grant and ownership of the Award Shares (as defined below) and the parties’ other agreements related thereto, Grantee and the Company agree as follows:

AGREEMENTS

SECTION 1. GRANT

The Company hereby grants to Grantee as of the Grant Date, and Grantee hereby accepts from the Company, twenty-four thousand six hundred seventy-one (24,671) shares of Common Stock (the “Award Shares”), subject to the terms and conditions set forth in this Award. All Award Shares shall be deemed fully paid and nonassessable. The Shares of Restricted Stock granted pursuant to this Award shall be issued in the form of book entry shares in the name of the Grantee as soon as reasonably practicable after the Grant Date and shall be subject to the execution and return of this Agreement by the Grantee to the Company. Any Award Shares in respect of which, as of any given time, the risk of forfeiture provided for hereunder shall have lapsed are referred to in this Award as, and as of such time constitute, “Vested Shares.” Award Shares that have not yet vested in accordance with this Award as of any given time are referred to in this Award as, and as of such time constitute, “Nonvested Shares.”

SECTION 2. DEFINED TERMS

The following capitalized terms have the meanings set forth below:

“Cause” shall have the meaning ascribed thereto in the Original Agreement as modified by the Letter Agreement.

“Disability” means a physical or mental disease, injury, or infirmity that prevents Grantee (despite the provision of reasonable accommodations as required by law) from performing the substantial duties as a Director for a period of one hundred eighty (180) consecutive days as certified by a physician designated by or acceptable to the Company.

“Good Reason” shall have the meaning ascribed thereto in the Original Agreement as modified by the Letter Agreement.

“Transfer” means (i) to sell, assign, transfer, convey, pledge, hypothecate, or otherwise encumber or dispose of, either voluntarily or by operation of law (whether by virtue of execution, attachment, or similar process) or (ii) a sale, assignment, transfer, conveyance, pledge, hypothecation, or other encumbrance or disposition, either voluntarily or by operation of law (whether by virtue of execution, attachment, or similar process).

SECTION 3. VESTING AND FORFEITURE OF AWARD SHARES

3.1.          In General. As of the Grant Date, all of the Award Shares shall be Nonvested Shares. Except as otherwise provided in Section 3.2 with respect to accelerated vesting and in Section 3.3 with respect to forfeiture of Nonvested Shares, one hundred percent (100%) of the original number of Award Shares (or such number of Award Shares as shall take into account any adjustment made pursuant to SECTION 4) shall vest on March 22, 2023 (the “Vesting Date”) if the Grantee continues to be employed by or affiliated with the Company on such Vesting Date, or if prior to such Vesting Date, Grantee terminates his employment with Good Reason or his employment terminates on account of Disability. For the avoidance of doubt, any vesting of Award Shares pursuant to the foregoing sentence will occur on a one time basis on the Vesting Date (except as vesting may be accelerated under the terms hereof) rather than on a daily basis.

3.2.          Accelerated Vesting. Notwithstanding any other provision of this Award, any and all Nonvested Shares not previously forfeited in accordance herewith (including pursuant to Section 3.3) shall vest immediately upon the death of Grantee or upon the occurrence of a Change in Control.

3.3.          Forfeiture of Nonvested Shares. If, prior to the Nonvested Shares otherwise becoming Vested Shares for any reason, Grantee’s employment terminates (other than on account of death or Disability or with Good Reason), including for the avoidance of doubt and without limitation in the event of termination by the Company for Cause, any and all Nonvested Shares shall immediately be forfeited and returned to the Company without compensation to Grantee, and this Award shall terminate and be of no further force and effect.

SECTION 4.  ADJUSTMENT OF NUMBER OF SHARES

In the event of any change in the outstanding Common Stock resulting from a subdivision or consolidation of shares, whether through reorganization, recapitalization, share split, reverse share split, share distribution, or combination of shares or the payment of a share dividend, the Award Shares, whether Vested Shares or Nonvested Shares, shall be treated in the same manner in any such transaction as other outstanding shares of Common Stock. Any shares of Common Stock or other securities received by Grantee with respect to any Nonvested Shares in any such transaction shall be subject to the same restrictions and conditions as the Nonvested Shares with respect to which such Common Stock or other securities were received and, in the case of shares of Common Stock, such shares shall constitute Nonvested Shares for purposes of this Award.

SECTION 5.  RESTRICTIONS ON TRANSFER

Grantee may not Transfer any Nonvested Shares, and any purported Transfer of Nonvested Shares shall be ineffective. Grantee shall have the full and unencumbered ownership of and right to Transfer and otherwise deal with all Vested Shares as Grantee deems fit, subject only to such restrictions as may be imposed by federal and state securities laws.

SECTION 6.  RIGHTS AS STOCKHOLDER

Grantee shall be entitled to all of the rights of a stockholder with respect to Award Shares (except in respect of Award Shares that have been forfeited), including the right to vote such shares and to receive dividends and other distributions payable with respect to such Award Shares after the Grant Date, provided, however, that any dividends (subject to Section 4) that may accrue and be payable in respect of Nonvested Shares shall not be paid or delivered to Grantee at the time of payment, but will instead be held by the Company in escrow for the account of the Grantee and paid and delivered to Grantee only when and if and insofar as the corresponding Nonvested Shares become Vested Shares in accordance with the terms hereof. Any such dividends accruing and placed in such escrow in respect of Nonvested Shares later forfeited by Grantee will revert to the Company.

SECTION 7.  EXECUTION BY GRANTEE

The Shares of Restricted Stock granted to the Grantee pursuant to the Award shall be subject to the Grantee’s execution and return of this Agreement to the Company or its designee (including by electronic means or by electronic means confirming acceptance of the terms hereof) no later than April 15, 2022 (the “Grantee Return Date”); provided that if the Grantee dies before the Grantee Return Date, this requirement shall be deemed to be satisfied if the executor or administrator of the Grantee’s estate executes and returns this Agreement to the Company or its designee no later than ninety (90) days following the Grantee’s death (the “Executor Return Date”). If this Agreement is not so executed and returned on or prior to the Grantee Return Date or the Executor Return Date, as applicable, the Shares of Restricted Stock evidenced by this Agreement shall be forfeited unless otherwise determined by the Committee, and neither the Grantee nor the Grantee’s heirs, executors, administrators and successors shall have any rights with respect thereto. If this Agreement is so executed and returned on or prior to the Grantee Return Date or the Executor Return Date, as applicable, all dividends and other distributions paid or made with respect to the Shares of Restricted Stock granted hereunder prior to such Grantee Return Date or Executor Return Date shall be treated in the manner provided in Section 6 hereof.

SECTION 8.  WITHHOLDING AND TAXES

8.1.          In General. The Company shall have the right to require Grantee to remit to the Company, or to withhold from other amounts payable to Grantee (as compensation, fees, or otherwise), an amount sufficient to satisfy any and all federal, state, and local withholding tax requirements when such amounts become due, if applicable.

8.2.          Notice to Grantee. The Company shall endeavor to give written notice to Grantee no later than ten (10) days before the date by which the Company must collect or withhold any taxes relating to this Award of the date any such taxes must be received by the Company and an estimate of the amount of such taxes.

8.3.          Surrender of Award Shares to Pay Taxes. Grantee may elect, by written notice to the Company at least five (5) days before the date on which such taxes must be received by the Company, to surrender a whole number of Vested Shares having a Fair Market Value that equals the amount of the taxes that the Company is required to withhold or the Grantee desires to have withheld (in either case as determined by the Company with reference to applicable statutory rates and without regard to circumstances particular to the Grantee). To the extent that the whole number of Vested Shares so surrendered would result in excess withholding the Company shall, in lieu of issuing any fractional shares, apply such excess to the amount withheld (so long as so doing would not cause the amount withheld to exceed the maximum statutory rate) or remit to Grantee in cash the difference between the value of the Award Shares surrendered and the withheld amount as soon as administratively feasible after Grantee surrenders the Award Shares. The Board of Directors, in the exercise of its sole discretion, or the Chief Financial Officer, shall determine the date as of which such valuation occurs.

8.4          Section 83(b) Election. Grantee acknowledges that the tax consequences associated with this Award are complex and that the Company has urged Grantee to review with Grantee’s own tax advisors the federal, state, and local tax consequences of this Award. Grantee is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. Grantee understands that Grantee (and not the Company) shall be responsible for Grantee’s own tax liability that may arise as a result of the Award. Grantee understands further that Section 83 of the Internal Revenue Code of 1986, as amended (the “Code”), taxes as ordinary income the fair market value of the Award Shares as of the date such Award Shares become Vested Shares. Grantee also understands that Grantee may elect to be taxed at Grant Date rather than at the date the Award Shares vest by filing an election under Section 83(b) of the Code with the Internal Revenue Service and by providing a copy of the election to the Company (an “83(b) Election”). GRANTEE ACKNOWLEDGES THAT HE OR SHE HAS BEEN INFORMED OF THE AVAILABILITY OF MAKING AN 83(b) ELECTION IN ACCORDANCE WITH SECTION 83(b) OF THE CODE; THAT SUCH 83(b) ELECTION MUST BE FILED WITH THE INTERNAL REVENUE SERVICE (AND A COPY OF THE 83(b) ELECTION GIVEN TO THE COMPANY) WITHIN 30 DAYS OF THE GRANT OF AWARD SHARES TO GRANTEE; AND THAT GRANTEE IS SOLELY RESPONSIBLE FOR MAKING SUCH 83(b) ELECTION.

SECTION 9.  CERTIFICATES

No certificates evidencing Nonvested Shares shall be issued in Grantee’s name. As and when Nonvested Shares from time to time vest, Grantee shall be entitled to receive possession of certificates evidencing such Vested Shares, subject only to such restrictions as may be imposed by federal and state securities laws.

SECTION 10.  MISCELLANEOUS

10.1.          Notices. Any notice or communication required or permitted by this Award will be deemed to be received by the party to whom the notice or communication is addressed if delivered in person or by commercial courier service or sent by first class mail, postage prepaid: if to the Company, addressed to the attention of the Company’s Chief Financial Officer at the Company’s principal office in the State of Maryland and, if to Grantee, addressed to Grantee to the address set forth below Grantee’s signature to this Award or at the address reflected in the Company’s records; or in either case to such other address as either party notifies the other in accordance with this Section.

10.2.          Entire Agreement. This Award (together with the Plan) contains the entire agreement between the parties, and supersedes any prior agreements or understandings between them, relating to the subject of this Award.

10.3.          Governing Law. The validity, construction and effect of this Award, and any rules and regulations relating thereto, shall be determined in accordance with federal law and the laws of the State of Delaware (without regard to any provision that would result in the application of the laws of any other state or jurisdiction).

10.4.          Severability. If any provision of this Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction, such provision shall be construed or deemed amended to conform to applicable laws, or, if it cannot be so construed or deemed amended without, in the determination of the Board of Directors, materially altering the intent of this Award, such provision shall be stricken as to such jurisdiction and the remainder of this Award shall remain in full force and effect.

10.5.          Amendment of Award. This Award may not be amended except in writing and executed by both parties hereto, and no course of conduct by either party or between the parties will be deemed to amend the terms and conditions of this Award, unless such amendment is reduced to writing and executed by both parties.

10.6.          Waiver. The waiver of any breach of any provision of this Award by either of the parties shall not constitute or operate as a waiver of any other breach of any provision of this Award, and any failure to enforce any provision of this Award in any particular instance shall not operate as a waiver of any existing or future rights, duties, or obligations arising out of this Award.

10.7.          No Fractional Shares. No fractional shares of Common Stock shall be issued or delivered pursuant to this Award, and the Board of Directors shall determine whether cash, other securities, or other property shall be paid or transferred in lieu of any fractional shares or whether such fractional shares or any rights thereto shall be canceled, terminated, or otherwise eliminated.

10.8.          Headings. The headings and subheadings in this Award are for convenience of reference only and shall not be given any effect in the interpretation of this Award.

10.9.          Counterparts. This Award may be executed in two or more counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument. A counterpart signature page delivered by fax or other electronic means shall be effective to the same extent as an original thereof.

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IN WITNESS WHEREOF, the parties have caused this Restricted Stock Award to be executed as of the Grant Date.

TESSCO TECHNOLOGIES INCORPORATED

By:
Sandip Mukerjee
President and Chief Executive Officer

DOUGLAS REIN

Address: